EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Professional Direct, Inc.
Grand Rapids, Michigan

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Professionals Direct, Inc. Outside Directors' Deferred Compensation Plan and the Professionals Direct, Inc. Employee and Director Stock Purchase Plan of our reported dated March 4, 2005, with respect to the consolidated financial statements of Professionals Direct, Inc. and subsidiaries included in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2004.

/s/ BDO Seidman, LLP
Grand Rapids, Michigan August 1, 2005